Exhibit 99.1

GulfMark Offshore Announces

Second Quarter 2013 Operating Results

HOUSTON, July 22, 2013 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and six-month periods ended June 30, 2013. For the second quarter ended June 30, 2013, revenue was $111.3 million, and net income was $9.9 million, or $0.38 per diluted share. The quarterly results include a non-recurring, non-cash charge of $2.4 million ($1.6 million net of tax, or $0.06 per diluted share) for the acceleration of vesting of outstanding stock grants associated with the retirement of the Company’s former CEO, and earnings before this special item was $0.44 per diluted share.

Quintin Kneen, President and CEO, commented, “We are certainly pleased with our second quarter results. Each of our regions achieved a sequential quarterly increase in utilization and average day rate, which increased revenue on a sequential quarterly basis by 15% and operating income by 87%. Utilization in Southeast Asia increased nicely ahead of schedule and we saw more strength in the U.S. Gulf of Mexico than we had forecasted. In the North Sea, day rates continued to improve throughout the quarter, which gives us continued optimism for the summer work season in that region and that the second half of 2013 will show further improvement in our business overall.

  “We continue to increase our capability and capacity in this strengthening global market. During the second quarter, the first vessel in our second vessel-enhancement program in the U.S. Gulf of Mexico, the 260-class stretch program, entered the shipyard and is contracted to go on hire at an increased rate upon its estimated completion early in the fourth quarter. The first of our 11 new build vessels is expected to deliver into the North Sea early next week with the first of our two new 300 Arctic Class vessels expected to deliver shortly thereafter. Finally, late in the third quarter we will deliver two additional vessels to the North Sea.

“As a result, we are again increasing our 2013 revenue guidance. We now anticipate full-year 2013 revenue to be between $450 and $465 million, and we now anticipate that revenue for the third quarter will be between $118 and $123 million.”

Consolidated Second Quarter Results

Consolidated revenue for the second quarter of 2013 was $111.3 million, an increase of 15%, or $14.5 million, from the first quarter of 2013. The sequential increase in quarterly revenue was largely the result of the increase in the average day rate and utilization in both the Americas and Southeast Asia regions. Consolidated operating income was $16.9 million, up $7.9 million from the first quarter amount. The sequential increase in quarterly operating income was a combination of the aforementioned increase in revenue, offset by an increase in drydock expense.

GulfMark Offshore, Inc.

Press Release

July 22, 2013

Regional Results for the Second Quarter

In the North Sea region, revenue was $42.7 million, up $2.1 million, or 5%, from the first quarter. The average day rate for the region increased 5% from the first quarter, which was the main contributor to the increase in revenue. The average day rate in the U.K. sector increased 1% and the average day rate in the Norwegian sector increased 18% over their first-quarter averages. Offsetting these increases was a 1% decrease in utilization during the quarter, which was attributable to an increase in drydock days. Drydock days in the North Sea region accounted for 4% of utilization during the quarter, as compared to 2% for the first quarter.

During the second quarter, revenue in the Southeast Asia region was $16.6 million, an increase of approximately $6.9 million, or 71%, from the first quarter amount. The increase in revenue was due to a 29 percentage point increase in utilization and an 8% increase in the average quarterly day rate. Both increases reflect the process of returning to normal, post-transition operations in the region. The company anticipates completion of the transition in the third quarter, and a slight increase in utilization as a result.

Revenue for the Americas region was $52.0 million, an increase of $5.5 million, or 12%, from the first quarter amount. The increase in revenue was driven by an increase in average day rate of 6% and an increase in utilization of four percentage points from the prior quarter. The sequential quarterly increase is being driven by drilling activity in the U.S. Gulf of Mexico sub-region. Utilization in the U.S. Gulf of Mexico for the quarter was 96%, six percentage points higher than the first quarter, while the average day rate increased 8% over the same period. The U.S. Gulf of Mexico rig count is at a four-year high, and at a 12-year high for oil-focused rigs.

Consolidated Operating Expenses for the Second Quarter

Direct operating expenses for the second quarter were $53.4 million, which was consistent with the first-quarter amount of $53.1 million. The slight increase was due mainly to higher than anticipated repair and maintenance costs. The Company anticipates that the quarterly run rate for direct operating expenses for the third quarter will increase to $55 million and then increase to $56 million for the fourth quarter. The increase during the second half of 2013 is due to the delivery of 6 vessels throughout the remainder of the year. The Company performed 12 drydocks during the quarter for a total drydock expense of $9.2 million. The Company continues to anticipate annual drydock expense for 2013 to be $25.0 million, with $4.3 million of the remaining $7.3 million forecasted for the third quarter. Consolidated general and administrative expenses were $16.7 million for the second quarter, which was $3.2 million over the quarterly run rate guidance, resulting mainly from the aforementioned charge associated with the vesting of outstanding stock grants. The Company continues to anticipate the average quarterly run rate for the remainder of 2013 to be $13.5 million.

Liquidity and Capital Commitments

Cash provided by operating activities was $18.4 million in the second quarter of 2013. Cash on hand at June 30, 2013 was $72.7 million, and no amount was drawn on our revolving credit facilities. Total debt at June 30, 2013 was $501.0 million, and debt, net of cash on hand, was $428.3 million.

GulfMark Offshore, Inc.

Press Release

July 22, 2013

Capital expenditures during the second quarter totaled $58.2 million, which included $52.5 million of progress payments on the construction of new vessels. As of June 30, 2013, we had approximately $194.0 million of remaining capital commitments related to the construction of eleven vessels. Anticipated progress payments over the next three calendar years are as follows: $99.0 million remaining in 2013; $85.0 million in 2014; and $10.0 million in 2015. We expect to fund these commitments from cash on hand, cash generated by operations, and borrowings under our revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, July 23, 2013. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on our website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:      Michael Newman

                     Investor Relations

E-mail:         Michael.Newman@GulfMark.com

                     (713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

July 22, 2013

Operating Data (unaudited)	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Revenue	$111,348	$96,888	$104,884	$208,236	$192,319
Direct operating expenses	53,352	53,137	48,846	106,489	97,655
Drydock expense	9,174	8,560	7,639	17,734	13,835
General and administrative expenses	16,745	10,950	11,996	27,695	24,112
Depreciation and amortization expense	15,025	15,170	14,850	30,195	29,879
(Gain) loss on sale of assets	126	-	(3,676)	126	(4,825)
Impairment charge	-	-	-	-	-
Operating Income	16,926	9,071	25,229	25,997	31,663

Interest expense	(5,262)	(6,381)	(4,840)	(11,643)	(13,705)
Interest income	38	57	87	95	165
Loss on extinguishment of debt	-	-	(1,711)	-	(3,641)
Foreign currency gain (loss) and other	(949)	513	(1,551)	(436)	(1,013)
Income before income taxes	10,753	3,260	17,214	14,013	13,469
Income tax benefit (provision)	(897)	(389)	(3,150)	(1,286)	(2,314)
Net Income (Loss)	$9,856	$2,871	$14,064	$12,727	$11,155

Diluted earnings (loss) per share	$0.38	$0.11	$0.53	$0.49	$0.42
Weighted average diluted common shares	26,128	26,051	26,261	26,089	26,155

Other Data
Revenue by Region (000's)
North Sea	$42,703	$40,622	$45,376	$83,325	$83,039
Southeast Asia	16,636	9,738	15,041	26,374	29,266
Americas	52,009	46,528	44,467	98,537	80,014
Total	$111,348	$96,888	$104,884	$208,236	$192,319

Rates Per Day Worked
North Sea	$20,974	$19,933	$21,231	$20,452	$20,318
Southeast Asia	14,784	13,734	14,110	14,381	14,219
Americas	21,527	20,363	16,761	20,961	16,239
Total	$19,932	$19,240	$17,821	$19,604	$17,308

Overall Utilization
North Sea	88.5%	89.9%	93.0%	89.2%	90.4%
Southeast Asia	79.7%	50.3%	80.5%	65.1%	79.3%
Americas	92.1%	88.1%	90.2%	90.1%	81.9%
Total	88.0%	80.1%	89.1%	84.1%	84.2%

Average Owned Vessels
North Sea	25.0	25.0	24.0	25.0	24.0
Southeast Asia	16.0	16.0	15.0	16.0	14.7
Americas	29.0	29.0	32.7	29.0	33.5
Total	70.0	70.0	71.7	70.0	72.2

Drydock Days
North Sea	86	38	21	125	94
Southeast Asia	120	90	-	210	46
Americas	78	129	160	206	177
Total	284	257	181	541	317

Drydock Expenditures (000's)	$9,174	$8,560	$7,639	$17,734	$13,835

GulfMark Offshore, Inc.

Press Release

July 22, 2013

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Six Months Ended
(dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Balance Sheet Data
Cash and cash equivalents	$72,701	$119,088	$146,463	$72,701	$146,463
Working capital	151,305	184,275	202,747	151,305	202,747
Vessel and equipment, net	1,091,529	1,104,674	1,123,260	1,091,529	1,123,260
Construction in progress	258,157	202,509	91,772	258,157	91,772
Total assets	1,684,967	1,679,182	1,561,656	1,684,967	1,561,656
Long-term debt (1)	500,933	500,969	346,712	500,933	346,712
Stockholders’ equity	978,112	978,781	1,018,216	978,112	1,018,216
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$18,368	$(6,157)	$32,556	$12,211	$43,977
Cash flow used in investing activities	(58,224)	(37,325)	(28,139)	(95,549)	(57,394)
Cash flow (used in) from financing activities	(6,292)	(20,338)	(79,091)	(26,630)	30,801

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	67%		75%
Southeast Asia	35%		87%
Americas	63%		51%
Total	61%		66%

Forward Contract Cover - Next Full Calendar Year
North Sea	49%		49%
Southeast Asia	9%		33%
Americas	34%		24%
Total	35%		34%

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2013
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$28.5	$(12.0)	$(0.5)	$14.4	$0.55
Loss on Sale of Assets	0.1	-	-	0.1	0.00
Loss on Extinguishment of Debt	-	-	-	-	-
Previous CEO Retirement Compensation	2.4	-	0.8	1.6	0.06
Foreign Currency Loss	-	-	-	-	-
U.S. GAAP	$26.0	$(12.0)	$(1.3)	$12.7	$0.49

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2012
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$26.9	$(10.0)	$(3.1)	$13.8	$0.53
Gain on Sale of Vessel	4.8	-	(0.9)	3.9	0.15
Loss on Extinguishment of Debt	-	(7.1)	1.5	(5.6)	(0.21)
Foreign Currency Loss		(1.1)	0.2	(0.9)	(0.03)
U.S. GAAP	$31.7	$(18.2)	$(2.3)	$11.2	$0.42

GulfMark Offshore, Inc.

Press Release

July 22, 2013

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of April 29, 2013	25	16	29	70
Newbuild Deliveries/Additions	1	0	0	1
Sales & Dispositions	0	0	0	0
Intercompany Relocations	0	0	0	0
Owned Vessels as of July 22, 2013	26	16	29	71
Managed Vessels	9	0	0	9
Total Fleet as of July 22, 2013	35	16	29	80